EXHIBIT 10.2

Tenneco
500 North Field Drive
Lake Forest, IL 60045

1 847 482 5000 Tel
1 847 482 5940 Fax

July 20, 2018

Mr. Brian J. Kesseler
[Address]

Dear Brian:

I am pleased to inform you that Tenneco Inc.’s (“Tenneco”) Board of Directors has elected to offer you the position of the Chairman and Chief Executive Officer of the future “Aftermarket and Ride Performance” company, effective upon the successful completion of Tenneco’s previously announced intention to separate into two independent publicly traded companies (the “Spinoff”). In the interim, and to facilitate a smooth transition through the Spinoff, we are also pleased to offer you the position of Co-Chief Executive Officer of Tenneco, effective as of the date of the closing of Tenneco’s acquisition of Federal-Mogul (the “Closing”).

In connection with the foregoing, Tenneco’s Board of Directors has decided to offer you an enhanced severance package in the event your employment is terminated in a covered termination under circumstances unrelated to a change in control. You will, of course, continue to be covered by Tenneco’s Change in Control Severance Benefit Plan for Key Employees which will provide you with benefits for covered terminations related to a change in control. This enhanced severance package will supersede the severance package described in Section 9 of your original offer letter dated December 30, 2014 (relating to severance not related to a change in control) and is effective upon the Closing. Unless specifically referenced herein, this letter shall not affect any other terms of your original offer letter, which shall remain in full force and effect.

Under the enhanced severance package, if your employment is involuntarily terminated by the company for reasons other than disability or Cause or if you terminate your employment due to Constructive Termination and, in any case, other than under circumstances which would entitle you to benefits under the Change in Control Plan, you will be entitled to severance equal to two times the sum of your annual base salary and target bonus for the year in which your termination occurs, payable in a lump sum within 60 days of termination, subject to your execution of a general release and such other documents as the company may reasonably request. For these purposes (A) Cause means (i) fraud, embezzlement, or theft in connection with your employment, (ii) gross negligence in the performance of your duties, or (iii) conviction, guilty plea, or plea of nolo contender with respect to a felony, and (II) Constructive Termination will have the same meaning (and will be subject to the same terms required to effect a Constructive Termination, such as notice and cure periods) as under the Change in Control Plan, provided that for purposes of the foregoing benefits, the comparison as to whether there has been an adverse event will be determined immediately prior to and immediately after an action taken by the company (rather than before and after a change-in control) and the determination of whether there has been a material breach by the company will be based on the terms of this letter (rather than the Change in Control Plan).

Mr. Brian J. Kesseler
July 20, 2018

Two copies of this letter have been provided. Please sign one copy and return it to me as soon as possible. The second copy should be retained in your personal records.

Brian, we look forward to the future and are happy to be able to offer you the new positions and the enhanced severance benefit. Please contact me if you have any questions.

Sincerely,

/s/ Roger B. Porter

Roger B. Porter
Chairman of the Nominating and Governance Committee
Tenneco Inc. Board of Directors

______________________________________________________________________________

I have read, understood and accept this offer of employment at a subsidiary of Tenneco Inc.

By: /s/ Brian J. Kesseler             Date: 01 Aug. 2018

Print Name: Brian J. Kesseler